Exhibit 23(b)


                       Consent of Independent Accountants


          We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 1996 appearing on page 45 of PP&L Resources, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


Price Waterhouse LLP
Philadelphia, Pennsylvania
March 27, 1996